Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB THIRD QUARTER REPORTED DILUTED EPS $1.21

ADJUSTED DILUTED EPS $1.30 WITH DOUBLE-DIGIT GROWTH IN SALES AND PRICING

EXPECT CONTINUED IMPROVEMENT IN FOURTH QUARTER 2022 PERFORMANCE

THIRD QUARTER HIGHLIGHTS:

●	The third quarter reflected continued strong sales growth, including accelerating pricing in excess of delivered product costs and further new business wins, which together were more than offset by unfavorable currency translation and higher interest expense.
●	Reported sales $3.7 billion, +10% versus last year. Acquisition adjusted fixed currency sales +13%, led by double-digit growth in Industrial, Institutional & Specialty, and Other segment sales.
●	Total pricing accelerated to +12%, driven by higher structural pricing and further benefits from the energy surcharge, which together exceeded delivered product costs.
●	Reported operating income +4%. Acquisition adjusted fixed currency operating income growth improved to +3%, driven by growth across the Industrial, Institutional & Specialty, and Other segment.
●	Reported diluted EPS $1.21, +8% versus last year.
●	As expected, adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.30, -6% versus last year. Adjusted diluted EPS includes $0.08 per share of unfavorable currency translation and $0.06 per share of higher interest expense.
●	Announced an $80 million European cost savings program to mitigate the potential implications of the war in Ukraine and the energy crisis.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2022	2021	Change	2022	2021	Change
Net sales	$3,669.3	$3,320.8	10%	$3,669.3	$3,320.8	10%
Operating income	483.0	465.8	4%	507.9	525.0	(3)%
Net income attributable to Ecolab	347.1	324.5	7%	372.5	399.0	(7)%

Diluted earnings per share attributable to Ecolab	$1.21	$1.12	8%	$1.30	$1.38	(6)%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2022	2021	Change	2022	2021	Change
Net sales	$3,765.3	$3,256.7	16%	$3,765.3	$3,256.7	16%
Operating income	498.0	453.1	10%	522.9	512.3	2%

ST. PAUL, Minn., November 1, 2022

CEO Comment

Commenting on the quarter, Christophe Beck, Ecolab’s chairman and chief executive officer, said, “Our team delivered another strong quarter of double-digit sales growth, led by a record 12% in total pricing, and steady underlying volume trends with year-over-year comparisons reflecting strong reopening benefits last year. Importantly, accelerating pricing exceeded continued substantial delivered product cost inflation, with the net benefit expanding significantly since the end of the second quarter, which helped to ease year-over-year gross margin pressure. This, along with increased productivity gains, led to positive growth in acquisition adjusted fixed currency operating income. It also marks a further step on our journey to fully recover our margins.

“We have been preparing for what is now widely considered to be a more challenging macroeconomic environment, especially in Europe. As the war and energy crisis are having an increased short-term impact on demand and costs, we continue to expect earnings growth to progressively improve, but at a more moderate pace than previously anticipated. As part of our plans to mitigate the impact, we have launched a new initiative to reduce our overall cost structure and ensure optimum supply to our European customers. This, along with further pricing, new business and productivity gains, is expected to deliver a strong acceleration in operating income growth. This sequentially improving operating performance is expected to be offset by unfavorable impacts from currency translation and interest expense, resulting in fourth quarter adjusted diluted earnings per share approaching last year’s $1.28.

“Our immediate focus remains on providing what our customers need the most: security of supply, higher productivity, and reduced water and energy usage. With our execution on pricing and productivity already delivering strong momentum, we have clearly shifted our efforts to offense to accelerate share gains and continue to expect to close the year in a position of strength. It is now all about exceptional execution to sustain strong sales momentum and to fully restore margins. With structural pricing protected by strong customer value and inflation easing at some point, we remain confident in delivering earnings growth that progressively improves towards our double-digit historical performance.”

Third Quarter 2022 Consolidated Results

Ecolab’s third quarter reported sales increased 10%, fixed currency sales increased 16%, and acquisition adjusted fixed currency sales increased 13% when compared to the prior year.

Third quarter 2022 reported operating income increased 4% and includes the impact of special gains and charges, which were a net charge primarily related to Purolite integration costs and other charges. Adjusted operating income decreased 3%. Acquisition adjusted fixed currency operating income increased 3%, as accelerating total pricing more than offset substantially higher delivered product costs, unfavorable mix, and investments in the business.

Reported other expense increased $19 million in the third quarter of 2022, driven by a $25 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense decreased 15% due to debt refinancing charges of $32 million in 2021. Adjusted for these debt refinancing costs, interest expense increased 48% reflecting debt issued to fund the Purolite acquisition and the impact from higher average interest rates on floating rate debt.

The reported income tax rate for the third quarter of 2022 was 14.6% compared with the reported rate of 18.3% in the third quarter of 2021. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2022 was 18.3% compared with the adjusted tax rate of 19.5% in the third quarter of 2021.

Reported net income increased 7% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income decreased 7% versus the prior year.

Reported diluted earnings per share increased 8% versus the prior year. Adjusted diluted earnings per share decreased 6% when compared against the third quarter 2021. Currency translation had a $0.08 unfavorable impact on third quarter 2022 earnings per share.

Ecolab reacquired approximately 0.3 million shares of its common stock during the third quarter of 2022 as a part of the previously announced share repurchase program.

Third Quarter 2022 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,816.7	$1,565.0	16%	16%
Operating income	277.0	258.6	7%	7%
Operating income margin	15.2%	16.5%
Acq. adj. operating income margin	15.2%	16.5%

Public currency
Sales	$1,769.6	$1,603.1	10%
Operating income	269.0	267.1	1%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 16%. Strong double-digit growth across all divisions was driven by accelerating total pricing and new business wins. Acquisition adjusted fixed currency operating income increased 7% as accelerating total pricing overcame significantly higher delivered product costs and unfavorable mix.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$1,183.2	$1,057.1	12%	12%
Operating income	199.1	190.9	4%	4%
Operating income margin	16.8%	18.1%
Acq. adj. operating income margin	16.8%	18.1%

Public currency
Sales	$1,163.1	$1,070.6	9%
Operating income	196.1	193.4	1%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales increased 12%. Continued double-digit growth in the Institutional division reflected accelerating total pricing, volume gains, and new business wins, which together exceeded stable global market trends. Specialty sales showed good growth, driven by strong quickservice sales gains. Acquisition adjusted fixed currency operating income increased

4% as accelerating total pricing overcame higher delivered product costs and investments in the business.

Global Healthcare & Life Sciences

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$375.5	$279.7	34%	0%
Operating income	34.7	35.2	(1)%	(46)%
Operating income margin	9.2%	12.6%
Acq. adj. operating income margin	6.8%	12.6%

Public currency
Sales	$356.6	$286.9	24%
Operating income	31.4	36.4	(14)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales were flat as growth in Life Sciences was offset by slightly lower Healthcare sales. Healthcare’s decline reflected accelerating pricing that was more than offset by continued softness in Europe. Acquisition adjusted fixed currency operating income decreased 46%, as accelerating total pricing was more than offset by higher delivered product costs, lower volume, and unfavorable mix.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2022	2021	% Change	% Change

Fixed currency
Sales	$362.1	$319.5	13%	13%
Operating income	64.4	57.8	11%	11%
Operating income margin	17.8%	18.1%
Acq. adj. operating income margin	17.8%	18.1%

Public currency
Sales	$352.3	$324.2	9%
Operating income	63.0	58.7	7%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 13%, reflecting double-digit growth in Pest Elimination, Textile Care, and Colloidal Technologies. Acquisition adjusted fixed currency operating income increased 11% as accelerating total pricing overcame higher delivered product costs and investments in the business.

Corporate

(unaudited)	Third Quarter Ended September 30
(millions)	2022	2021

Public currency
Sales	$27.7	$36.0

Corporate operating expense
Nalco and Purolite amortization	52.0	30.6
Special (gains) and charges	24.9	59.2
Other	(0.4)	0.0
Total Corporate operating expense	$76.5	$89.8

Third quarter of 2022 corporate segment includes:

●	sales of $28 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $29 million related to the Nalco merger intangible assets and $23 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $25 million, primarily related to Purolite integration costs and other charges
●	other reflects modest gross profit realized from ChampionX Master Cross Supply and Product Transfer sales

Special gains and charges for the third quarter of 2021 were a net charge of $59 million and primarily reflected COVID-related inventory reserves and employee costs.

Europe Cost Savings Program

As Europe is expected to experience unfavorable macroeconomic conditions with the war in Ukraine and the energy crisis having a greater impact on demand and global energy costs than previously anticipated, Ecolab has initiated a Europe cost savings program (the “Europe Program”) to mitigate the impact. The Europe Program is anticipated to reduce our overall cost structure and ensure optimum supply to our European customers, resulting in an estimated $80 million of annualized pre-tax savings ($70 million after-tax) by the end of 2024.

In connection with these actions, Ecolab expects to incur pre-tax charges of $130 million ($110 million after tax), beginning with approximately $60 million of pre-tax charges in the fourth quarter of 2022. The Europe Program charges are expected to be primarily cash expenditures related to severance and asset disposals.

Business Outlook

●	We have been preparing for what is now widely considered to be a more challenging macroeconomic environment, especially in Europe, with high delivered product costs and unfavorable currency translation impacts that are expected to persist well into 2023. As the war and energy crisis are having an increased short-term impact on demand and costs, we continue to expect earnings growth to progressively improve but at a more moderate pace than previously anticipated.
●	With this backdrop, we expect to deliver a continued strong acceleration in fourth quarter 2022 operating income growth. This improving operating performance is expected to be offset by unfavorable currency translation impacts of $0.11 per share (9 percentage points unfavorable impact to adjusted diluted earnings per share growth) and higher interest expense, resulting in fourth quarter adjusted diluted earnings per share approaching last year’s $1.28.
●	Looking ahead, with our strong business momentum, accelerating pricing, further productivity gains, and leading value proposition operating in a $152 billion global market, we expect to enter next year in a strong position to deliver earnings growth that progressively improves toward our double-digit historical performance.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding global economic conditions, inflation, currency translation, our financial and business performance and prospects, including sales, earnings, pricing, margins, new business, productivity, and expectations concerning timing, amount and type of restructuring costs and savings from restructuring activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics in the wake of the COVID-19 pandemic; exposure to global economic, political and legal risks related to our international operations, including the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into

U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2022. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite mergers or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2022	2021	Change	2022	2021	Change

Product and equipment sales	$2,963.0	$2,653.8		$8,473.9	$7,461.6
Service and lease sales	706.3	667.0		2,042.7	1,906.9
Net sales	3,669.3	3,320.8	10%	10,516.6	9,368.5	12%
Product and equipment cost of sales	1,877.1	1,625.1		5,371.7	4,452.9
Service and lease cost of sales	414.5	391.6		1,204.4	1,119.8
Cost of sales (1)	2,291.6	2,016.7	14%	6,576.1	5,572.7	18%
Selling, general and administrative expenses	876.9	832.0	5%	2,731.7	2,548.2	7%
Special (gains) and charges (1)	17.8	6.3		45.5	36.7
Operating income	483.0	465.8	4%	1,163.3	1,210.9	(4)%
Other (income) expense (1)	5.7	(13.0)	(144)%	(32.6)	(27.5)	19%
Interest expense, net (1)	65.1	76.4	(15)%	174.1	173.7	0%
Income before income taxes	412.2	402.4	2%	1,021.8	1,064.7	(4)%
Provision for income taxes	60.2	73.8	(18)%	182.4	226.0	(19)%
Net income including noncontrolling interest	352.0	328.6	7%	839.4	838.7	0%
Net income attributable to noncontrolling interest	4.9	4.1		12.1	9.8
Net income attributable to Ecolab	$347.1	$324.5	7%	827.3	828.9	0%

Earnings attributable to Ecolab per common share
Basic	$1.22	$1.13	8%	$2.90	$2.90	0%
Diluted	$1.21	$1.12	8%	$2.88	$2.87	0%

Weighted-average common shares outstanding
Basic	284.9	286.4	(1)%	285.4	286.1	0%
Diluted	286.3	289.2	(1)%	287.0	289.0	(1)%

(1) Cost of sales, Special (gains) and charges, Other (income) expense and Interest expense, net in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2022	2021		2022	2021

Cost of sales
Restructuring activities	$2.1	$2.2		$5.5	$24.1
Acquisition and integration activities	4.2	-		32.7	-
COVID-19 activities, net	-	50.7		16.3	51.8
Russia/Ukraine activities	0.8	-		7.2	-
Other	-	-		-	0.3
Subtotal (a)	7.1	52.9		61.7	76.2

Special (gains) and charges
Restructuring activities	(0.3)	0.4		0.8	6.5
Acquisition and integration activities	4.1	0.8		15.0	3.3
COVID-19 activities, net	2.5	1.5		7.1	16.2
Russia/Ukraine activities	-	-		5.9	-
Other	11.5	3.6		16.7	10.7
Subtotal	17.8	6.3		45.5	36.7

Interest expense, net	-	32.3		-	32.3

Other (income) expense
Pension Settlements/Curtailments	24.8	7.0		24.8	26.6

Total special (gains) and charges	$49.7	$98.5		$132.0	$171.8

(a) Special charges of $5.6 million and $51.0 million in the third quarter of 2022 and 2021 respectively, and $58.8 million and $74.3 million for the first nine months of 2022 and 2021, respectively, were recorded in product and equipment cost of sales. Special charges of $1.5 million and $1.9 million in the third quarter of 2022 and 2021, respectively, and $2.9 million and $1.9 million for the first nine months of 2022 and 2021 respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2022	2021	Change	2022	2021	Change
Net Sales
Global Industrial	$1,816.7	$1,565.0	16%	$1,769.6	$1,603.1	10%
Global Institutional & Specialty	1,183.2	1,057.1	12%	1,163.1	1,070.6	9%
Global Healthcare & Life Sciences	375.5	279.7	34%	356.6	286.9	24%
Other	362.1	319.5	13%	352.3	324.2	9%
Corporate	27.8	35.4	(21)%	27.7	36.0	(23)%
Subtotal at fixed currency rates	3,765.3	3,256.7	16%	3,669.3	3,320.8	10%
Currency impact	(96.0)	64.1	*	-	-	*
Consolidated reported GAAP net sales	$3,669.3	$3,320.8	10%	$3,669.3	$3,320.8	10%

Operating Income (loss)
Global Industrial	$277.0	$258.6	7%	$269.0	$267.1	1%
Global Institutional & Specialty	199.1	190.9	4%	196.1	193.4	1%
Global Healthcare & Life Sciences	34.7	35.2	(1)%	31.4	36.4	(14)%
Other	64.4	57.8	11%	63.0	58.7	7%
Corporate	(77.2)	(89.4)	*	(76.5)	(89.8)	*
Subtotal at fixed currency rates	498.0	453.1	10%	483.0	465.8	4%
Currency impact	(15.0)	12.7	*	-	-	*
Consolidated reported GAAP operating income	$483.0	$465.8	4%	$483.0	$465.8	4%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2022	2021	Change	2022	2021	Change
Net Sales
Global Industrial	$5,077.8	$4,452.2	14%	$5,025.2	$4,578.6	10%
Global Institutional & Specialty	3,323.4	2,864.7	16%	3,297.3	2,904.0	14%
Global Healthcare & Life Sciences	1,138.9	852.8	34%	1,110.3	881.4	26%
Other	1,000.4	885.2	13%	987.4	900.4	10%
Corporate	96.4	102.7	(6)%	96.4	104.1	(7)%
Subtotal at fixed currency rates	10,636.9	9,157.6	16%	10,516.6	9,368.5	12%
Currency impact	(120.3)	210.9	*	-	-	*
Consolidated reported GAAP net sales	$10,516.6	$9,368.5	12%	$10,516.6	$9,368.5	12%

Operating Income
Global Industrial	$693.2	$719.7	(4)%	$684.2	$748.2	(9)%
Global Institutional & Specialty	462.5	390.5	18%	458.5	393.9	16%
Global Healthcare & Life Sciences	137.3	123.9	11%	132.4	129.4	2%
Other	153.6	140.9	9%	152.1	143.3	6%
Corporate	(264.7)	(202.8)	*	(263.9)	(203.9)	*
Subtotal at fixed currency rates	1,181.9	1,172.2	1%	1,163.3	1,210.9	(4)%
Currency impact	(18.6)	38.7	*	-	-	*
Consolidated reported GAAP operating income	$1,163.3	$1,210.9	(4)%	$1,163.3	$1,210.9	(4)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30	December 31	September 30
(millions)	2022	2021	2021
Assets
Current assets
Cash and cash equivalents	$112.9	$359.9	$897.9
Accounts receivable, net	2,714.3	2,478.4	2,384.1
Inventories	1,802.7	1,491.8	1,378.2
Other current assets	469.4	357.0	326.6
Total current assets	5,099.3	4,687.1	4,986.8

Property, plant and equipment, net	3,260.9	3,288.5	3,069.6
Goodwill	7,741.4	8,063.9	6,125.6
Other intangible assets, net	3,915.0	4,224.1	2,889.7
Operating lease assets	427.0	396.8	377.4
Other assets	593.4	546.0	477.1
Total assets	$21,037.0	$21,206.4	$17,926.2

Liabilities and Equity
Current liabilities
Short-term debt	$497.9	$411.0	$18.7
Accounts payable	1,584.4	1,384.2	1,237.1
Compensation and benefits	434.2	509.5	452.9
Income taxes	110.4	104.3	68.0
Other current liabilities	1,145.4	1,144.2	1,117.8
Total current liabilities	3,772.3	3,553.2	2,894.5

Long-term debt	8,026.7	8,347.2	5,931.8
Postretirement health care and pension benefits	878.0	894.2	996.6
Deferred income taxes	577.1	622.0	589.4
Operating lease liabilities	317.5	282.6	263.0
Other liabilities	375.5	254.1	289.1
Total liabilities	13,947.1	13,953.3	10,964.4

Equity
Common stock	364.6	364.1	363.7
Additional paid-in capital	6,551.8	6,464.6	6,399.8
Retained earnings	9,205.1	8,814.5	8,659.8
Accumulated other comprehensive loss	(1,830.5)	(1,634.8)	(1,733.5)
Treasury stock	(7,228.4)	(6,784.2)	(6,756.3)
Total Ecolab shareholders’ equity	7,062.6	7,224.2	6,933.5
Noncontrolling interest	27.3	28.9	28.3
Total equity	7,089.9	7,253.1	6,961.8
Total liabilities and equity	$21,037.0	$21,206.4	$17,926.2

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2022	2021	2022	2021

Net sales
Reported GAAP net sales	$3,669.3	$3,320.8	$10,516.6	$9,368.5
Effect of foreign currency translation	96.0	(64.1)	120.3	(210.9)
Non-GAAP fixed currency sales	3,765.3	3,256.7	10,636.9	9,157.6
Effect of acquisitions and divestitures	(131.2)	(35.4)	(424.9)	(102.7)
Non-GAAP acquisition adjusted fixed currency sales	$3,634.1	$3,221.3	$10,212.0	$9,054.9

Cost of sales
Reported GAAP cost of sales	$2,291.6	$2,016.7	$6,576.1	$5,572.7
Special (gains) and charges	7.1	52.9	61.7	76.2
Non-GAAP adjusted cost of sales	$2,284.5	$1,963.8	$6,514.4	$5,496.5

Gross profit
Reported GAAP gross profit	$1,377.7	$1,304.1	$3,940.5	$3,795.8
Special (gains) and charges	7.1	52.9	61.7	76.2
Non-GAAP adjusted gross profit	$1,384.8	$1,357.0	$4,002.2	$3,872.0

Gross margin
Reported GAAP gross margin	37.5%	39.3%	37.5%	40.5%
Non-GAAP adjusted gross margin	37.7%	40.9%	38.1%	41.3%

Operating income
Reported GAAP operating income	$483.0	$465.8	$1,163.3	$1,210.9
Effect of foreign currency translation	15.0	(12.7)	18.6	(38.7)
Non-GAAP fixed currency operating income	498.0	453.1	1,181.9	1,172.2
Special (gains) and charges	24.9	59.2	107.2	112.9
Non-GAAP adjusted fixed currency operating income	522.9	512.3	1,289.1	1,285.1
Effect of acquisitions and divestitures	5.5	-	(0.5)	-
Non-GAAP acquisition adjusted fixed currency operating income	$528.4	$512.3	$1,288.6	$1,285.1

Operating income margin
Reported GAAP operating income margin	13.2%	14.0%	11.1%	12.9%
Non-GAAP adjusted fixed currency operating income margin	13.9%	15.7%	12.1%	14.0%
Non-GAAP acquisition adjusted fixed currency operating income margin	14.5%	15.9%	12.6%	14.2%

Other (income) expense
Reported GAAP other (income) expense	$5.7	($13.0)	($32.6)	($27.5)
Special (gains) and charges	24.8	7.0	24.8	26.6
Non-GAAP adjusted other (income) expense	($19.1)	($20.0)	($57.4)	($54.1)

Interest expense, net
Reported GAAP interest expense, net	$65.1	$76.4	$174.1	$173.7
Special (gains) and charges	-	32.3	-	32.3
Non-GAAP adjusted interest expense, net	$65.1	$44.1	$174.1	$141.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2022	2021	2022	2021
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$347.1	$324.5	$827.3	$828.9
Special (gains) and charges, after tax	39.6	80.8	105.8	139.1
Discrete tax net expense (benefit)	(14.2)	(6.3)	(9.5)	17.5
Non-GAAP adjusted net income attributable to Ecolab	$372.5	$399.0	$923.6	$985.5

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.21	$1.12	$2.88	$2.87
Special (gains) and charges, after tax	0.14	0.28	0.37	0.48
Discrete tax net expense (benefit)	(0.05)	(0.02)	(0.03)	0.06
Non-GAAP adjusted diluted EPS	$1.30	$1.38	$3.22	$3.41

Provision for Income Taxes
Reported GAAP tax rate	14.6%	18.3%	17.9%	21.2%
Special gains and charges	0.6	-	0.2	(0.3)
Discrete tax items	3.1	1.2	0.8	(1.4)
Non-GAAP adjusted tax rate	18.3%	19.5%	18.9%	19.5%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,816.7	($7.9)	$1,808.8	$1,565.0	-	$1,565.0
Global Institutional & Specialty	1,183.2	-	1,183.2	1,057.1	-	1,057.1
Global Healthcare & Life Sciences	375.5	(95.5)	280.0	279.7	-	279.7
Other	362.1	-	362.1	319.5	-	319.5
Corporate	27.8	(27.8)	-	35.4	(35.4)	-
Subtotal at fixed currency rates	3,765.3	(131.2)	3,634.1	3,256.7	(35.4)	3,221.3
Currency impact	(96.0)			64.1
Consolidated reported GAAP net sales	$3,669.3			$3,320.8

Operating Income (loss)
Global Industrial	$277.0	($1.3)	$275.7	$258.6	-	$258.6
Global Institutional & Specialty	$199.1	-	199.1	190.9	-	190.9
Global Healthcare & Life Sciences	$34.7	(15.6)	19.1	35.2	-	35.2
Other	$64.4	-	64.4	57.8	-	57.8
Corporate	($52.3)	22.4	(29.9)	(30.2)	-	(30.2)
Subtotal at fixed currency rates	522.9	5.5	528.4	512.3	-	512.3
Special (gains) and charges	24.9			59.2
Reported OI at fixed currency rates	498.0			453.1
Currency impact	(15.0)			12.7
Consolidated reported GAAP operating income	$483.0			$465.8

	Nine Months Ended September 30
	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$5,077.8	($21.0)	$5,056.8	$4,452.2	-	$4,452.2
Global Institutional & Specialty	3,323.4	-	3,323.4	2,864.7	-	2,864.7
Global Healthcare & Life Sciences	1,138.9	(307.5)	831.4	852.8	-	852.8
Other	1,000.4	-	1,000.4	885.2	-	885.2
Corporate	96.4	(96.4)	-	102.7	(102.7)	-
Subtotal at fixed currency rates	10,636.9	(424.9)	10,212.0	9,157.6	(102.7)	9,054.9
Currency impact	(120.3)			210.9
Consolidated reported GAAP net sales	$10,516.6			$9,368.5

Operating Income (loss)
Global Industrial	$693.2	($3.4)	$689.8	$719.7	-	$719.7
Global Institutional & Specialty	$462.5	-	462.5	390.5	-	390.5
Global Healthcare & Life Sciences	$137.3	(65.1)	72.2	123.9	-	123.9
Other	$153.6	-	153.6	140.9	-	140.9
Corporate	($157.5)	68.0	(89.5)	(89.9)	-	(89.9)
Subtotal at fixed currency rates	1,289.1	(0.5)	1,288.6	1,285.1	-	1,285.1
Special (gains) and charges	107.2			112.9
Reported OI at fixed currency rates	1,181.9			1,172.2
Currency impact	(18.6)			38.7
Consolidated reported GAAP operating income	$1,163.3			$1,210.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (1)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (2)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67	$1.21	$2.88
Adjustments:
Special (gains) and charges (3)	0.22	0.01	0.23	0.14	0.37
Discrete tax expense (benefits) (4)	0.00	0.01	0.02	(0.05)	(0.03)
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92	$1.30	$3.22

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include COVID-19 related inventory write downs and employee-related costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.

(3) Special (gains) and charges for 2022 includes charges of $63.6 million, $2.6 million and $39.6 million, net of tax, in the first, second and third quarters, respectively. Charges include acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, litigation and other charges and pension settlements.

(4) Discrete tax expenses (benefits) for 2022 includes $1.0 million, $3.7 million and ($14.2) million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.